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                                 EXHIBIT No. 10.45
                                                                 January 2, 1996



Carol P. Hanna
Controller and Director - Corporate Taxation
Applied Bioscience International Inc.
4350 North Fairfax Drive, Suite 300
Arlington, Virginia  22203

                          Re:     Key Employee Appreciation Plan

Dear Carol:

         As you are aware, on December 11, 1995, Applied Bioscience International Inc. ("APBI") announced the engagement of Lehman Brothers to assist in a strategic evaluation of whether shareholder value could be enhanced through the separation of APBI's two core businesses, Pharmaco International and ENVIRON. As I have indicated to you, this evaluation is at a very preliminary stage and at this point the separation of the business units is by no means a foregone conclusion. Having said this, it is clear that APBI is going through a major transitional period which will include an ongoing restructuring and reevaluation of APBI's corporate/finance function. Because of the uncertainty related to any transition of this nature, and APBI's recognition of both your past contribution to the company, as well as the importance of your continuing assistance during this transitional period, APBI would like to continue your employment on the terms set forth herein.

1.       Terms of Continuing Employment.

         Set forth below are the terms and conditions of your continuing employment with APBI:

         A. Employment and Duties. APBI agrees to continue to employ you and you agree to remain in the employ of APBI for the Employment Term (as herein defined). Unless otherwise agreed, you will be employed in your current position with substantially the same duties and responsibilities that you are currently performing in such position.

         B.      Compensation.

                 (i) Your base salary and current bonus opportunities during the Employment Term will remain at least as high as their current level and will be subject to periodic review and possible upward adjustment.

                 (ii) In addition, if APBI is subject to a change of control (as herein defined) you will receive a one-time bonus equal to 35% of your annual base salary. This bonus would be paid to you within 30 days subsequent to a change of control.
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         C.      Employment Term.  The "Employment Term" shall mean the period of your continuing employment with APBI commencing with the date hereof and ending on the second anniversary of such date. The Employment Term shall automatically be extended for successive periods of one year each unless you notify APBI or APBI notifies you by written notice delivered at least six months prior to the end of the then current Employment Term that the Employment Term is not to be extended. Notwithstanding the foregoing, in the event of a change in control you may elect to terminate your employment at any time following the date 90 days subsequent to such change of control.

         D.      Compensation Protection.

                 (i) APBI reserves the right to terminate your employment but, subject to subsection 1.D (ii) below, in the event APBI exercises such right during the Employment Term, APBI shall be obligated to continue to pay or provide to you as severance the following:

                          (a) your full base salary in accordance with APBI's normal payroll practices for the twelve-month period following your termination; provided that APBI's obligation to make such payment during the last six months of such period shall be mitigated on a dollar-for-dollar basis by any compensation you receive from your new employer, if any, during such period;

                          (b) all employee benefits which you are receiving as of the date of your termination, including health and disability coverage for the twelve-month period following your termination; and

                          (c) all stock options previously granted to you will vest as of the date of your termination.

                 (ii) As we have previously discussed, in the event APBI's two business units are separated there may be a possibility that you will be offered comparable employment (including comparable compensation and benefits) in Arlington with either Pharmaco International, ENVIRON or another successor entity. If this occurs, and you elect to accept such employment, the severance protection set forth in
                          Section 1.D(i) above will continue to apply for the one-year period commencing with your employment with such successor entity. If you are offered such comparable employment and you elect not to accept such employment but are subsequently terminated by APBI, your severance would be limited to your full base salary for six months and you would only be eligible to continue to receive employee benefits for such six-month period. Also, if you decide to terminate your employment following a change of control (as contemplated by Section 1C hereof) or if you are terminated for cause, with cause being defined as an act of fraud, embezzlement or theft in connection with your duties, or a repeated failure to follow the directions of APBI's Board of Directors or APBI's Chief Executive Officer or Chief Financial Officer, you would not
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                          be eligible to receive any severance or other
                          benefits otherwise contemplated herein.

         E. Change of Control. As used herein, "change of control" shall have occurred if at any time during the Employment Term any of the following events shall occur:

                 (i) Any person, corporation, partnership or other similar entity becomes the beneficial owner, directly or indirectly, of securities of APBI representing fifty percent or more of the combined voting power of APBI's then outstanding securities;

                 (ii) As a result of merger, consolidation, reorganization, spin-off, stock sale or otherwise, APBI (or an affiliate) owns less than 51% of the combined voting power of the then-outstanding securities or other equity interests of either Pharmaco LSR International Inc. (i.e., Pharmaco International) or APBI Environmental Sciences Group Inc. (i.e., ENVIRON); or

                 (iii) Either Pharmaco LSR International Inc. or APBI Environmental Sciences Group Inc. sells all or substantially all of their respective assets to a company in which APBI (or an affiliate) owns less than 51% of the combined voting power of the then-outstanding voting stock or equity interests.

2.       Miscellaneous.

         A. Entire Agreement/Modification. This agreement supersedes any prior plans, agreements or understandings that have been given to you. No provision of this agreement may be modified, waived or discharged except in writing signed by you and an appropriate officer of APBI.

         B. Governing Law. This agreement shall be governed by the laws of the Commonwealth of Virginia.

Since very few individuals are being offered ongoing employment on terms similar to those contained herein, I expect you to keep this information private and confidential. Again, we appreciate your ongoing efforts on behalf of APBI and hope that you find the employment terms offered hereby attractive. We are requesting that you indicate your acceptance of such terms by
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signing two counterparts of this letter in the space provided below, with one original to be returned to APBI and the other original retained in your permanent records.


                                      Sincerely,

                                      APPLIED BIOSCIENCE INTERNATIONAL INC.


                                             By:    /s/ Stephen Waechter
                                                ------------------------
                                                  Stephen Waechter
                                                 Senior Vice President
                                                 Chief Financial Officer

Accepted and Agreed to:



Signature:    /s/ Carol P. Hanna
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Print Name:    Carol P. Hanna
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